Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-118922 and 333-127245) and Form S-8 (Nos. 333-90950, 333-109058, 333-116589 and 333-125305) of Advanced Medical Optics, Inc. of our report dated March 13, 2006, except for Notes 2, 5 and 14, as to which the date is June 2, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Orange County, California

June 5, 2006